Exhibit 99.1

Horizon Technology Finance Provides

Investment Portfolio Update for Third Quarter 2014

Strong Portfolio Activity and Growing Committed Backlog

Highlight Solid Third Quarter Portfolio Performance

FARMINGTON, Conn., October 8, 2014 – Horizon Technology Finance Corporation (NASDAQ: HRZN) ("Horizon"), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and cleantech industries, today provided a portfolio update for the third quarter of 2014.

“During the third quarter, we capitalized on strong and consistent demand for our growth capital as we funded nine venture loans to new and existing portfolio companies,” said Gerald A. Michaud, President of Horizon. “In addition, we experienced five liquidity events, which included realizing gains from the exercise and sale of warrants. The strong demand for our growth capital loan products is further evidenced by our committed backlog more than doubling in size from the end of the second quarter. With the positive liquidity events of the third quarter, Horizon is positioned to take advantage of its liquidity and grow its portfolio.”

New Loans Funded

New loans funded during the third quarter of 2014 totaled $22.8 million. During the third quarter of 2014, Horizon provided funding to the following portfolio companies:

•	$5.0 million to a new portfolio company, Argos Therapeutics, Inc. (NASDAQ: ARGS), a biopharmaceutical company focused on the development of fully personalized immunotherapies for the treatment of cancer and infectious diseases.
•	$3.75 million to a new portfolio company, IntegenX Inc., a developer of Rapid Human DNA identification technology.
•	$3.0 million to an existing portfolio company, Raydiance, Inc., a developer of precision manufacturing solutions enabled by femtosecond laser technology.
•	$2.55 million to a new portfolio company, an advanced materials & imaging platform developer.
•	$2.1 million to an existing portfolio company, Lotame Solutions, Inc., the leading data management platform for publishers, ad networks and marketers.
•	$2.0 million to an existing portfolio company, eASIC Corporation, a fabless semiconductor company offering breakthrough ASIC devices that reduce the overall fabrication cost and time-to-production of customized semiconductor devices.
•	$2.0 million to an existing portfolio company, Gwynnie Bee, Inc., an online, subscription-based retailer of women’s apparel.
•	$1.5 million to a new portfolio company, a medical device manufacturer developing an ultrasound pain therapy device.
•	$0.9 million to an existing portfolio company, Sample6 Technologies, Inc., a developer of microbial monitoring technology for global food, healthcare and other industries.

Liquidity Events

During the quarter ended September 30, 2014, Horizon experienced liquidity events from five portfolio companies, increasing the total number of portfolio companies with liquidity events to 13 for the year. Liquidity events for Horizon may consist of the sale of warrants and equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In July, N30 Pharmaceuticals, Inc. (“N30”) prepaid the outstanding principal balance of $2.1 million on its venture loan, plus interest and final payment. Horizon continues to hold warrants in N30. With the loan prepayment, Horizon’s current realized internal rate of return on this investment is 12.7%, with the potential for additional returns from warrant gains.

In August, Newport Media, Inc. (“Newport Media”) was acquired by Atmel Corporation (NASDAQ: ATML). In connection with the acquisition, Newport Media prepaid the outstanding principal balance of $7.0 million on its venture loan, plus interest, final payment, success fee and prepayment fee. Horizon’s fully realized internal rate of return on this investment is 17.7%.

In August, Soraa, Inc. (“Soraa”) prepaid the outstanding principal balance of $10.0 million on its venture loan, plus interest, final payment and prepayment fee. Horizon continues to hold warrants in Soraa. With the loan prepayment, Horizon’s current realized internal rate of return on this investment is 19.1%, with the potential for additional returns from warrant gains.

In September, Horizon received proceeds of approximately $1.3 million pursuant to its exercise and sale of warrants in Anacor Pharmaceuticals, Inc. (NASDAQ: ANAC) (“Anacor”). Horizon received the warrants in connection with a venture loan facility totaling $10.0 million, which was originally made to Anacor in 2011 and was repaid in full in 2013. Horizon’s fully realized internal rate of return on this investment is 20.7%.

In September, Horizon sold substantially all of the remaining assets of HPO Assets LLC, a wholly own subsidiary of Horizon.

Refinanced Principal Balances, Early Principal Payoffs, and Principal Payments Received

Horizon experienced early pay-offs during the third quarter totaling $19.1 million, compared to early pay-offs totaling $34.1 million during the second quarter of 2014. During the quarter ended September 30, 2014, Horizon received regularly scheduled principal payments on investments totaling $10.5 million compared to the quarter ended June 30, 2014, wherein Horizon received regularly scheduled principal payments on investments totaling $10.0 million.

Commitments

During the quarter ended September 30, 2014, Horizon closed new loan commitments totaling $33.5 million to eight companies, compared to the quarter ended June 30, 2014, wherein Horizon closed new loan commitments totaling $27.5 million to six companies.

Pipeline

As of September 30, 2014, Horizon's unfunded loan approvals and commitments ("Committed Backlog") were $19.7 million to seven companies, compared to a Committed Backlog of $9.0 million to four companies as of June 30, 2014. While Horizon's portfolio companies have discretion whether to draw down such commitments, in some cases, the right of a company to draw down its commitment is subject to the portfolio company achieving specific milestones.

About Horizon Technology Finance

Horizon Technology Finance Corporation is a leading specialty finance company that provides capital in the form of secured loans to companies backed by venture capital firms within the technology, life science, healthcare information and services, and cleantech industries. The investment objective of Horizon is to maximize total returns by generating current income from a portfolio of directly originated secured loans as well as capital appreciation from warrants that it receives when making such loans. Headquartered in Farmington, Connecticut, Horizon has regional offices in Walnut Creek, California and Reston, Virginia, Horizon's common stock trades on the NASDAQ Global Select Market under the ticker symbol "HRZN". To learn more, please visit www.horizontechnologyfinancecorp.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contact:
Horizon Technology Finance Corporation	Investor Relations and Media Contacts:
Christopher M. Mathieu	The IGB Group
Chief Financial Officer	Leon Berman
(860) 676-8653	(212) 477-8438
chris@horizontechfinance.com	lberman@igbir.com